Exhibit 99.1

BlueLinx Appoints Andrew Wamser as Senior Vice President & Chief Financial Officer-Elect

MARIETTA, Ga., July 11, 2023 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that Kelly Janzen, Senior Vice President, Chief Financial Officer and Treasurer, will be leaving the Company to pursue other opportunities at the end of August 2023. The Company also announced that Andrew Wamser will join as Senior Vice President and Chief Financial Officer-Elect, effective July 17, 2023. Mr. Wamser will assume the role of Senior Vice President and Chief Financial Officer on August 4, 2023, and Ms. Janzen will serve in an advisory role through August 31, 2023 to ensure an orderly transition. Mr. Wamser will be based at BlueLinx headquarters in the Atlanta metro-area and will report directly to Shyam Reddy, President and CEO.

Mr. Wamser brings more than 20 years of global financial, commercial and operational experience to BlueLinx. He most recently served as Executive Vice President and Chief Financial Officer of Mativ Holdings, a global specialty materials company, where he was responsible for external SEC reporting, financial planning and analysis, tax, treasury, procurement, corporate development, and investor relations. Previously, Mr. Wamser served as Vice President, Finance, Treasurer and Investor Relations, at AutoNation. Earlier in his career, Mr. Wamser was an investment banker at UBS and then served in a variety of senior-level investment banking roles at Barclays Capital PLC, where he was a Managing Director that supported clients in the Global Industrials Group.

“Andy is a proven public company executive who brings significant financial expertise and unique capital markets experience within the broader industrials sector to the role of CFO,” said Shyam Reddy, President and CEO of BlueLinx. “His strategic mindset and understanding of BlueLinx’s opportunities will make him a valuable partner in our ongoing efforts to drive commercial growth and operational excellence across our organization, and develop market-leading positions of scale across our two-step building materials distribution platform. I am thrilled to welcome Andy to the BlueLinx team.”

“BlueLinx is a well-respected, high-performance organization committed to long-term value creation for its shareholders,” stated Mr. Wamser, incoming CFO of BlueLinx. “I look forward to working with Shyam, our executive leadership team, and the entire finance organization as we execute on BlueLinx’s long-term strategic growth initiatives, while positioning the business for continued profitable growth.”

“On behalf of our Board and management team, I want to thank Kelly for her contributions to BlueLinx,” continued Mr. Reddy. “We appreciate her support in ensuring a smooth transition and wish her well in her future endeavors.”

About BlueLinx

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR AND MEDIA CONTACT

Noel Ryan

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investor@bluelinxco.com

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